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FORM 5
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[ ] Check box if no               U.S. SECURITIES AND EXCHANGE COMMISSION
    longer subject to                       Washington, DC 20549
    Section 16. Form
    4 or Form 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    obligations may
    continue. See            Filed pursuant to Section 16(a) of the Securities
    Instruction 1(b).                        Exchange Act of 1934,
[ ] Form 3 Holdings                  Section 17(a) of the Public Utility
    Reported                 Holding Company Act of 1935 or Section 30(f) of
[ ] Form 4                              the Investment Company Act
    Transactions                                   of 1940
    Reported

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| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol |6. Relationship of Reporting Person to |
|                                            |    ECOMETRY CORPORATION (ECOM) f/k/a SMITH- |   Issuer (Check all applicable)       |
|  HEGNA            GARY               G.    |    GARDNER & ASSOCIATES, INC. (SGAI)        |                                       |
|--------------------------------------------|---------------------------------------------|                                       |
|  (Last)          (First)          (Middle) | 3. IRS Identification   |4. Statement For   |   [X] Director      [ ] 10% Owner     |
|  c/o ECOMETRY CORPORATION                  |    Number of Reporting  |   Month/Year      |                                       |
|  1615 SOUTH CONGRESS AVENUE                |    Person, if an Entity |   12/31/00        |   [X] Officer (give [ ] Other (specify|
|--------------------------------------------|    (Voluntary)          |-------------------|       title below)            below)  |
|                 (Street)                   |                         |5. If Amendment,   |       PRESIDENT AND CHIEF             |
|                                            |                         |   Date of Original|       EXECUTIVE OFFICER               |
|                                            |                         |   (Month/Year)    |---------------------------------------|
|  DELRAY BEACH        FLORIDA  33445-6368   |                         |                   |7. Individual or Joint/Group Filing    |
|--------------------------------------------|---------------------------------------------|   (Check applicable line)             |
|  (City)           (State)           (Zip)  |                                             |   [X] Form Filed by one               |
|                                            |                                             |       Reporting Person                |
|                                            |                                             |   [ ] Form Filed by more than         |
|                                            |                                             |       one Reporting Person            |
|----------------------------------------------------------------------------------------------------------------------------------|
|                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                        |
|----------------------------------------------------------------------------------------------------------------------------------|
| 1. Title of Security     |   2. Trans-     | 3. Transac- |4. Securities Acquired (A)|5. Amount of Se-   |6. Owner-    |7. Nature |
|    (Instr. 3)            |      action     |    tion     |   or Disposed of (D)     |   curities Benefi-|   ship      |   of In- |
|                          |      Date       |    Code     |   (Instr. 3, 4 and 5)    |   cially Owned at |   Form:     |   direct |
|                          |                 |    (Instr.  |                          |   End of Issuer's |   Direct    |   Benefi-|
|                          |      (Month/    |    8)       |                          |   Fiscal Year     |   (D) or    |   cial   |
|                          |      Day/       |             |--------------------------|   (Instr. 3 and 4)|   Indirect  |   Owner- |
|                          |      Year)      |             | Amount | (A) or |  Price |                   |   (I)       |   ship   |
|                          |                 |             |        | (D)    |        |                   |   (Instr. 4)|   (Instr.|
|                          |                 |             |        |        |        |                   |             |   4)     |
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
| COMMON STOCK             |       --        |     --      |  --    |   --   |  --    |      4,000        |      D      |  N/A     |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
|--------------------------|-----------------|-------------|--------|--------|--------|-------------------|-------------|----------|
|                          |                 |             |        |        |        |                   |             |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If form is filed by more than one reporting person, see instruction 4(b)(v).



FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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| 1. Title of Derivative| 2. Conver- | 3. Trans- | 4. Trans- | 5. Number of   | 6. Date Exer-   |7. Title and Amount| 8. Price     |
|    Security           |    sion or |    action |    action |    Derivative  |    cisable and  |   of Underlying   |    of        |
|    (Instr. 3)         |    Exercise|    Date   |    Code   |    Securities  |    Expiration   |   Securities      |    Deriv-    |
|                       |    Price of|    (Month/|    (Instr.|    Acquired (A)|    Date         |   (Instr. 3 and 4)|    ative     |
|                       |    Deriv-  |    Day/   |    8)     |    or Disposed |    (Month/Day/  |                   |    Secur-    |
|                       |    ative   |    Year)  |           |    of (D)      |    Year)        |                   |    ity       |
|                       |    Security|           |           |    (Instr. 3,  |                 |                   |    (Instr. 5)|
|                       |            |           |           |    4, and 5)   |-----------------|-------------------|              |
|                       |            |           |           |                | Date   |Expira- |      |  Amount or |              |
|                       |            |           |           |----------------| Exer-  |tion    |Title |  Number of |              |
|                       |            |           |           |  (A)  |  (D)   | cisable|Date    |      |  Shares    |              |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $2.53/SH   |   --      |    --     |  --   |  --    |  (1)   | 4/22/06|  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |      |            |              |
| (RIGHT TO BUY)        | $12.00/SH  |   --      |    --     |  --   |  --    |  (2)   | 6/29/08|  --  |    --      |      --      |
|-----------------------|------------|-----------|-----------|-------|--------|--------|--------|------|------------|--------------|
| EMPLOYEE STOCK OPTION |            |           |           |       |        |        |        |Common|            |              |
| (RIGHT TO BUY)        | $15.78/SH  | 1/08/00   |    A      |150,000|  --    |  (3)   | 1/08/10|Stock |  150,000   |      --      |
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------------------------------------------------------------------------
|  9. Number of      |   10. Ownership          |   11. Nature of      |
|     Derivative     |       of Derivative      |       Indirect       |
|     Securities     |       Security:          |       Beneficial     |
|     Beneficially   |       Direct (D)         |       Ownership      |
|     Owned at End   |       or Indirect (I)    |       (Instr. 4)     |
|     of Year        |       (Instr. 4)         |                      |
|     (Instr. 4)     |                          |                      |
|                    |                          |                      |
|--------------------|--------------------------|----------------------|
|     394,120        |           D              |         N/A          |
|--------------------|--------------------------|----------------------|
|     200,000        |           D              |         N/A          |
|--------------------|--------------------------|----------------------|
|     150,000        |           D              |         N/A          |
------------------------------------------------------------------------
Explanation of Responses:

(1)  These Employee Stock Options were acquired on 4/22/96, vested as to 82,353 shares on 04/22/97, and vests as to an additional 20,588 shares at the end of each of the twelve successive calendar quarters after such date. The option vests as to an additional 82,355 shares upon the earlier of 03/21/06 or the day immediately following the first period of time during which the market value of the Issuer's outstanding Common Stock equals or exceeds $100,000,000 for thirty consecutive days. The option vests as to an additional 82,356 shares upon the earlier of 03/21/06 or the day immediately following the first period of time during which the market value of the Issuer's outstanding Common Stock equals or exceeds $150,000,000 for thirty consecutive days.

(2)  These Employee Stock Options were acquired on 06/29/98; 25% of the option vested on
     06/30/99 and the remaining 75% vest in three equal successive annual installments which began on 06/30/00.

(3)  These Employee Stock Options vest in four equal installments on 1/8/01, 1/8/02,
     1/8/03 and 1/8/04.

**   Intentional misstatements or omissions of facts constitute Federal Criminal    /s/ GARY G. HEGNA                     02/02/01
     Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                          ----------------------------------   ----------
                                                                                    Signature of Reporting Person**      Date

 Note. File three copies of this form, one of which must be manually signed.                                             Page 2
       If space provided is insufficient, see Instruction 6 for procedure.
